UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary proxy statement.
|_|   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6
      (e)(2))
|_|   Definitive proxy statement.
|X|   Definitive additional materials.
|_|   Soliciting material under Rule 14a-12.

                           TRI-CONTINENTAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):
|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

(2)   Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is
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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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(1) Amount Previously Paid:

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                                                                 > JUNE 30, 2008
                                                MID-YEAR REPORT CONTAINED INSIDE

Tri-Continental Corporation

COMMUNITY
A NEWSLETTER FOR THE TRI-CONTINENTAL STOCKHOLDER FAMILY

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Inside this Issue of Community:

>     Market Outlook ..................................................    Cover

>     Investment Recap ................................................      III

>     Tri-Continental:
      Witness to History ..............................................       VI

>     Frequently Asked Questions ......................................      VII

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MARKET OUTLOOK
With Your Portfolio Manager Jack Cunningham

More than ever, we are in a stock-picker's market as there are negative stories on a macro level for most sectors. Energy and Materials stocks have been the strongest performers through the first half of 2008, but the volatility of the underlying commodities has fed concerns of a pullback. Within the Financials sector, fears of another wave of write-downs has weighed on banking stocks. Within the Consumer sector, the fall in housing prices and consumer spending has cast a shadow. Within Health Care, the upcoming presidential election is weighing on the sector. Of course, opportunities remain -- for example, large-cap pharma stocks within Health Care. In fact, there are company-specific bright spots within all sectors, and as investors that's what we are focused on. These include companies with solid earnings growth despite the macro-level conditions.

In spite of higher gas prices and falling housing prices, which have undermined consumer spending, growth in the US economy has been more resilient than many expected. During the quarter, economists began to back away from their most dire recession forecasts. While consumer confidence is weak and consumer spending is anemic, the job market appears to be holding relatively steady. The massive policy response we saw earlier this year (i.e., Fed rate cuts and tax rebates) has been credited with staving off recession. In its place, many now expect a prolonged period of stagnation -- further support for a stock-picker's market.

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[PHOTO OF JACK CUNNINGHAM]

Jack Cunningham

Portfolio Manager of Tri-Continental Corporation

The views and opinions expressed are those of the Portfolio Manager, are provided for general information only, and do not constitute specific tax, legal, or investment advice to, or recommendations for, any person. There can be no guarantee as to the accuracy of market forecasts. Opinions, estimates, and forecasts may be changed without notice.

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MARKET OUTLOOK
(continued)

While stocks are significantly off their October highs (the S&P 500 is down 16% from its record high on Oct. 9, 2007), we continue to believe that the second half of the year holds promise for equity investors. In the near term, we believe stocks may remain in a trading range. They may even fall further if oil continues its dizzying climb or banks undergo another round of significant balance sheet write downs. That said, low interest rates and tax rebates should help support the equity market and we expect the second half of the year to be a more positive environment for investors.

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INVESTMENT RECAP
With Your Portfolio Manager Jack Cunningham

For the six months ended June 30, 2008, Tri-Continental returned -13.6% based on net asset value, and -15.5% based on market price. Tri-Continental's benchmark, the S&P 500 Index returned -11.9% for the same period.

Jack, how would you sum up the economic environment and market performance during the first six months of 2008?

Equities were hard hit during the six months amid weakening investor confidence. The US equity market, as measured by the S&P 500 Index, returned -11.9% for the period, with only two of the Index's ten sectors generating positive performance.

Weak economic data points released in January in manufacturing, employment, and retail sales fueled fears of global recession and sparked a sharp sell-off in equities. The credit freeze continued as growth slowed and banks and brokers reined in capital as the financial system continued to absorb losses related to subprime debt. The combined crises in housing, the credit market, and the economy spurred an activist Federal Reserve Board and the Administration to take unprecedented steps to shore up the economy.

The liquidity crisis reached its peak in March when the Federal Reserve intervened to facilitate the sale of investment bank Bear Stearns to JPMorgan Chase. Bear, an 85-year-old financial institution, was highly leveraged and after losing access to capital, was on the brink of insolvency.

Seeking to contain the damage and shore up the financial system, the Fed stepped in and engineered the sale of the troubled investment bank. The Administration and Congress were similarly proactive in addressing the crisis. In addition to enacting a $160 billion fiscal stimulus program (with checks being mailed in the second quarter), the cap on mortgages that Fannie Mae and Freddie Mac can acquire and guarantee was raised in an effort to support home purchases.

The Federal Reserve reacted to the weakening economic outlook with an inter-meeting federal funds target rate cut in January, followed by three additional decreases during the period. As the Fed moved, however, concerns of inflation grew and the dollar weakened. As the dollar weakened, commodities rallied and stock prices continued to decline.

How was Tri-Continental positioned during this difficult market environment?

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Tri-Continental's Top Ten Equity Holdings as of June 30, 2008

Represents 20.5% of net assets

>     ExxonMobil

>     Marvell Technology Group

>     Comverse Technology

>     Microsoft

>     Chevron

>     AT&T

>     Phillip Morris International

>     ConocoPhillips

>     General Electric

>     Wyeth

The Corporation is actively managed, and its holdings are subject to change. There can be no assurance that the securities listed above have remained or will remain in the Fund's portfolio. Portfolio holdings information is available at www.seligman.com.

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                                             NOT PART OF MID-YEAR REPORT  |  III

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Total Return for the S&P 500 Index and its Ten Sectors

1/1/08 - 6/30/08

S&P 500 Index                                                            -11.9%
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Energy                                                                     8.1%

Materials                                                                  0.2%

Utilities                                                                 -4.3%

Consumer Staples                                                          -8.5%

Industrials                                                              -14.6%

Consumer Discretionary                                                   -13.9%

Information Technology                                                   -13.4%

Health Care                                                              -13.5%

Industrials                                                              -14.6%

Telecommunications Services                                              -18.9%

Financials                                                               -30.9%

Source: Standard & Poor's. Returns do not reflect the investment performance of Tri-Continental.

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INVESTMENT RECAP
(continued)

Information technology continued as Tri-Continental's largest sector weighting during the six months and continued to be the Corporation's largest overweight, relative to its benchmark, the S&P 500 Index. The area, as most of the sectors in the benchmark, was down during the six-month period. Stock selection, however, enabled Tri-Continental to outperform the benchmark. Standouts Marvell Technology and Visa contributed to investment results while SAVVIS ended the six months as a top detractor. Information technology had the largest overall positive contribution to Tri-Continental's relative investment results during the period.

Marvell Technology, a global semiconductor provider, reported higher than expected earnings during the period. The company also announced a new Chief Financial Officer, which was well received by investors. These events were reflected in the company's stock price, and Tri-Continental benefited nicely from its top-ten position in Marvell (which was not a constituent of the benchmark during the period). Tri-Continental continued to hold Marvell Technology in its portfolio at the close of the reporting period.

Tri-Continental saw significant results from its participation in Visa's successful initial public offering (IPO) in mid-March. The stock rose over 45% (up 28% on its first day of trading) before the position was closed. Visa was not owned by the benchmark, so the company's strong performance aided Tri-Continental's relative outperformance within the sector during the period.

SAVVIS is a data outsourcing service provider for small- to mid-sized companies. SAVVIS' stock price suffered during the period as the company reported lower-than-expected results and lowered its 2008 profits forecast. Tri-Continental held a reasonable position in the company (which was not a constituent of the benchmark) and the resultant impact on investment results was disappointing. We find significant growth potential in the data outsourcing segment and believe the company's fundamentals remain attractive. SAVVIS continued to be a component of Tri-Continental's portfolio at the close of the reporting period.

Tri-Continental garnered positive investment results within the energy sector, one of the two positive-performing sectors in the benchmark during the six months. The Corporation was underweight compared to the benchmark, which hurt relative investment results from an allocation perspective, but positions in El Paso Energy and Halliburton aided absolute returns. Natural gas prices rose dramatically during the period, benefitting El Paso, which operates

IV  |  NOT PART OF MID-YEAR REPORT

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INVESTMENT RECAP
(continued)

natural gas pipelines as well as conducting natural gas exploration and production. Halliburton, which is engaged in energy services for exploration and production companies, also benefitted from the uptick in natural gas prices, as well as the continued surge in oil prices.

The area that had the largest negative impact on Tri-Continental's investment results, as compared to the benchmark, was the materials sector. Along with the energy sector, the materials sector was the only other area of the benchmark to deliver positive performance during the six months. Stock selection, however, in particular Smurfit-Stone Container, resulted in a considerable underperformance for Tri-Continental within the sector. The company manufactures containerboard and corrugated containers. Despite increased costs resulting from higher energy prices, we find the industry's fundamentals to be attractive, with increasing consolidation and the ability to pass through higher prices at a faster pace than expected. Smurfit-Stone is a small-cap company with a reasonable amount of debt on its books. In a flight-to-quality market environment such as this, investors tend to veer toward less economically sensitive companies. While it may have been beaten up in the short-term, we still believe this company holds attractive longer-term potential and it remains in Tri-Continental's portfolio.

Another company that suffered during the period was Rite Aid, another example of a small-cap company with a reasonable amount of debt that investors turned against in this challenging market environment. Industry fundamentals have weakened as a result of a pullback in consumer spending and Rite Aid continued to struggle with integration issues related to its acquisition of Brooks/Eckerd. Tri-Continental continued to hold Rite Aid in its portfolio at the close of the reporting period.

Insurance giant AIG also suffered during the period, along with financial stocks in general -- the financial sector was the worst performing sector of the benchmark during the period, down nearly 30%. AIG released expectations that were worse than expected, and the stock was pressured further downward, fueled by concerns regarding the company's exposure to subprime debt. AIG continues to remain in the portfolio.

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The listing of securities herein should not be construed as a recommendation to buy or sell any security, an indication that any security is suitable for a particular investor, or that any of the securities listed were or will be profitable.

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                                               NOT PART OF MID-YEAR REPORT  |  V

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For nearly eight decades, Tri-Continental has seen history-making changes in the economy, stock market, and world. By focusing on the long term and holding a steady course through variable markets, Tri-Continental has persevered. While no one knows what the future holds, there is a comfort in knowing that while times do change, Tri-Continental's values endure.

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TRI-CONTINENTAL: A WITNESS TO HISTORY

Stability, tradition, and consistent professional service have been the tenets by which Tri-Continental has adhered throughout its long-tenured history. Much has changed since Tri-Continental made its first offering on January 12, 1929:

1920s
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>     October 29, 1929: Black Friday

>     US securities lose $26 billion in value

1930s
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>     US Securities Act passed

>     US unemployment hits 23.6%

>     Social Security Act passed

>     Nylon created by du Pont

>     Baseball game is first televised in US

1940s
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>     US declares war on Japan, Italy, and Germany                     [GRAPHIC]

>     Manhattan Project established to develop atomic bomb

>     Roosevelt freezes wages, salaries, and prices

>     Cost of living in US rises almost 30%

>     Cold War begins

>     The "Red Scare"

1950s
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>     Color television is introduced

>     Sputnik launched by USSR

>     Alaska and Hawaii become 49th and 50th states

1960s
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>     Cuban missile crisis                                             [GRAPHIC]

>     JFK is assassinated

>     Civil Rights Act passed

>     Tet Offensive launched in Vietnam

>     Neil Armstrong walks on the moon

1970s
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>     Watergate                                                        [GRAPHIC]

>     Energy Crisis: oil embargo begins; gasoline shortages in US

>     Alaska Pipeline is completed

>     Three-Mile Island accident

1980s
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>     OPEC lowers oil prices for the first time in history

>     Space Shuttle Challenger explodes

>     Oil hits low of $10.77 a barrel

>     Berlin wall comes down

>     Cold War ends

1990s
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>     Iraq invades Kuwait

>     USSR breaks up

>     World Trade Center and Oklahoma City Bombings

>     Hong Kong reverts to Chinese sovereignty

2000s
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>     September 11 terrorist attacks                                   [GRAPHIC]

>     Rollout of euro in 12 European Union countries

>     War in Iraq

>     US population hits 300 million

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FREQUENTLY ASKED QUESTIONS

Why did Tri-Continental enter into an agreement with a stockholder group that will result in two tender offers for Tri-Continental Common Stock?

With the purchase of J. & W. Seligman & Co. Incorporated, Tri-Continental's manager, by RiverSource Investments, LLC, a wholly-owned subsidiary of Ameriprise Financial, Inc., the current management agreement will automatically terminate. Stockholders are being asked to approve a new advisory agreement between Tri-Continental and RiverSource. Tri-Continental's Board of Directors approved the new advisory agreement as being in the best interests of Tri-Continental, and recommended it to stockholders for their approval, after careful consideration.

A group of Tri-Continental stockholders (the "Group") declared its intent to vote against the approval of the new advisory agreement between Tri-Continental and RiverSource. Given the holdings by the Group and their voting patterns in previous proxy contests, the Board of Tri-Continental believed it would be very difficult for Tri-Continental to obtain approval of the new advisory agreement with RiverSource, absent a settlement agreement with the Group.

On August 19, 2008, Tri Continental announced a settlement agreement with the Group. This agreement between Tri-Continental and the Group meets a number of important goals: First, in recognition of the strong preference of many long-term stockholders, Tri-Continental would continue to operate as a closed-end fund, as it has since 1929; Second, Tri Continental's investment objective would remain unchanged; and Third, the Group and other stockholders would be provided with an opportunity to reduce or eliminate their holdings at a small discount to net asset value, although the first tender offer will not be attractive to most individual stockholders for the reasons discussed in the proxy statement.

Am I required to participate in the tender offers?

No. There will be no obligation to participate in either tender offer.

I have owned Tri-Continental for many years. Will Tri-Continental continue to operate?

Yes, Tri-Continental will continue to operate as a closed-end fund. Tri-Continental was formed nearly 80 years ago and it is not our intention to do anything that will jeopardize its future. We are taking these steps to provide a smooth transition in management and to help maintain Tri-Continental's structure and function.

Will Tri-Continental continue to pay distributions?

Tri-Continental will continue its current distribution policy through at least December 31, 2008.

What if I do nothing? What will happen to my account?

If you take no action with respect to the tender offers, the number of shares you own of Tri-Continental will remain unchanged.

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Contact Us

Questions? Comments?

E-mail us at tricontinental@jwseligman.com

or call us at 800-TRI-1092.

Visit Us at www.tricontinental.com

>     Daily NAV and market price

>     Monthly fact sheets

>     Recent reports

>     Press releases

Register to receive e-mails with the latest Tri-Continental news and portfolio updates.

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                                             NOT PART OF MID-YEAR REPORT  |  VII

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                           Tri-Continental Corporation

                                   Managed by
                                     [LOGO]
                             J. & W. SELIGMAN & CO.
                                  INCORPORATED

                        Investment Managers and Advisors

                                ESTABLISHED 1864

This material is authorized for use only in the case of concurrent or prior delivery of the offering prospectus of Tri-Continental Corporation. You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. The prospectus, which contains information about these factors and other information about the Corporation, should be read carefully before investing.

>  NOT PART OF MID-YEAR REPORT

CETRI3b-0608

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